Exhibit 4.1

                                 OMNICOM GROUP

                         PROFIT-SHARING RETIREMENT PLAN
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                                TABLE OF CONTENTS

                                                                        Page No.
                                                                        --------

ARTICLE 1   NAME, PURPOSE AND EFFECTIVE DATE .........................      2

ARTICLE 2   DEFINITIONS AND CONSTRUCTION .............................      3

ARTICLE 3   PARTICIPATION AND COMPUTATION ............................      9
            OF SERVICE

ARTICLE 4   COMPANY CONTRIBUTIONS ....................................     17

ARTICLE 5   EMPLOYEE CONTRIBUTIONS ...................................     19

ARTICLE 6   ALLOCATION AND VALUATION .................................     24

ARTICLE 7   RETIREMENT ...............................................     31

ARTICLE 8   DEATH BENEFITS ...........................................     33

ARTICLE 9   TERMINATION OF EMPLOYMENT ................................     34

ARTICLE 10  LOANS ....................................................     39

ARTICLE 11  METHODS OF DISTRIBUTION ..................................     41

ARTICLE 12  INTERNAL REVENUE SERVICE
            QUALIFICATION ............................................     46

ARTICLE 13  TRUST ....................................................     47

ARTICLE 14  AMENDMENT AND TERMINATION ................................     51

ARTICLE 15  ADMINISTRATION AND THE COMMITTEE .........................     55

ARTICLE 16  MULTI-EMPLOYER PROVISIONS ................................     61

ARTICLE 17  TOP HEAVY PROVISIONS .....................................     66

ARTICLE 18  MISCELLANEOUS ............................................     71
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                                  OMNICOM GROUP

                         PROFIT-SHARING RETIREMENT PLAN

                              W I T N E S S E T H :

            WHEREAS, OMNICOM GROUP INC. (hereinafter sometimes referred to as "OMNICOM") has been formed by the affiliations, by merger or otherwise, of BBDO INTERNATIONAL, INC. (hereinafter "BBDO"), DOYLE DANE BERNBACH GROUP INC. (hereinafter "DDB"), and NEEDHAM HARPER WORLDWIDE, INC. (hereinafter "NHW"); and

            WHEREAS, each of BBDO, DDB and NHW maintained its own profit sharing plan, qualified under Section 401, et seq., of the Internal Revenue Code, for itself, and in certain cases, for certain of its subsidiaries and affiliates; and

            WHEREAS, OMNICOM desires to adopt one profit sharing plan for the benefit of certain of its employees and the employees of those other corporate entities now carrying on the business of BBDO, DDB and NHW and their affiliated companies which had adopted their respective profit sharing plans;

            NOW THEREFORE, in consideration of the premises, OMNICOM has established the following as its Profit-Sharing Retirement Plan for itself, and for those other corporate entities carrying on the business of BBDO, DDB and NHW, and their affiliated companies which had adopted their respective profit sharing plans or which may hereafter adopt this Plan.


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                                    ARTICLE 1

                        NAME, PURPOSE AND EFFECTIVE DATE

1.1 Name. This Plan is designated as the Omnicom Group Profit-Sharing Retirement Plan (hereinafter "Plan").

1.2 Purpose. The purpose of the Plan is to provide retirement benefits and prior to retirement, certain death and termination benefits, for eligible employees through a fund created by contributions from the net profits and surplus of the Company's business. The Plan shall be for the exclusive benefit of the employees and their beneficiaries, as a plan which qualifies under Sections 401(a) and 501(a) of the Internal Revenue Code, as same may be hereafter amended.

1.3 Non-Applicability. Nothing in the Plan shall be deemed an agreement, consideration, inducement or condition of employment, nor shall the rights or obligations of the Employer, or any employee employed by the Employer, to continue or terminate employment at any time be affected hereby.

1.4 Effective Date. The Effective Date of this Plan is January 1, 1988, and, as amended, is January 1, 1990.


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                                    ARTICLE 2

                          DEFINITIONS AND CONSTRUCTION

2.1 Definitions. The following words and phrases as used in this Plan shall have the following meaning, unless a different meaning is clearly required by the context:

      (a) Act - The Employee Retirement Income Security Act of 1974, as it may be amended from time to time, or any successor statute.

      (b) Age - The age at last birthday.

      (c) Beneficiary - Any person, estate, or trust entitled to receive any payments due under this Plan upon the death of a Participant. Each unmarried Participant may advise the Committee, in the manner and by the form specified by the Committee, of the name of the Beneficiary or Beneficiaries to receive benefits, if any, payable under the Plan after the death of the Participant; each such Participant may similarly change his primary and contingent Beneficiaries. The Beneficiary of a married Participant shall be the surviving spouse unless a different Beneficiary has been designated, with the consent of such spouse, or otherwise in accordance with the procedure authorized by U.S. Treasury regulations. Should any Participant die without having designated a Beneficiary who survives him, payment shall be made to his surviving spouse, or, if none, to his surviving children in equal shares, or, if none, to his surviving parents in equal shares, or, if none, to his estate.

      (d) Break in Service - The failure by a Participant to work,


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in any Plan Year more than 500 hours, including overtime. Absence for military service, sick leave, maternity leave, vacation leave or other special leave approved in writing by the Company which (except military service) does not exceed twenty-four (24) months shall not be deemed a Break in Service, provided such Participant returns to employment not later than the expiration of the authorized leave of absence, but failing such return, the Participant shall be deemed to have terminated his employment as of the commencement of said absence or leave.

            Absence for military service will not be deemed a Break in Service if the Participant returns to employment with the Company within such period during which his employment rights are protected by law.

            A Participant's absence by reason of her pregnancy or childbirth, or by reason of adoption of a child, or caring for the Participant's child for a period beginning immediately following birth or adoption (if not approved in writing by the Company) shall not be deemed a Break in Service in the year in which the absence begins if the Participant, because of such absence, does not work more than 500 hours; otherwise, such absence shall not be deemed a Break in Service in the immediately following year.

            All Participants under similar circumstances shall be treated alike.

            A Break in Service shall be deemed to have commenced on the first day of the Plan Year in which it occurs.

      (e) Code - The Internal Revenue Code of 1986, as it may be


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amended from time to time.

      (f) Company - Omnicom Group Inc. and any successor thereto by consolidation, merger, reorganization, transfer of assets, or otherwise, which shall, as hereinafter provided, continue this Plan. The term shall also apply, as the sense of the Plan shall require, to any corporation or business organization which, as hereinafter provided, shall assume the obligations of the Plan and Trust with respect to its employees, or any affiliated or subsidiary corporation or business organization of the Company which shall agree to become a party to this Plan and Trust, but the capitalized term "Company", as used in Articles 14, 15 and 16, shall apply only to the corporation named in the first sentence of this paragraph (f).

      (g) Compensation - All regular salary payments made to or accrued for an Employee by the Company for the Employee's services for the Fiscal Year, including contributions made to a qualified cash or deferred arrangement that qualifies under Section 402(a)(8) of the Code and any non-taxable benefits provided as compensation under a plan qualifying under Section 125 of the Code, but excluding bonuses, deferred compensation, imputed income and the cost of fringe benefits, provided, however, that Compensation, with respect to an Employee who becomes a Participant on an Entry Date other than the first day of a Plan Year, shall include, for that year, only those sums attributable to the period beginning on his Entry Date. A Participant's compensation in excess of $200,000 (indexed as provided in the Code) shall not be "Compensation". If an


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Employee is employed by more than one participating company, "Compensation" as above defined shall include the aggregate compensation received from all participating companies in that Fiscal Year.

      (h) Committee - The Administrative Committee as constituted under Article 15, which shall be the named fiduciary for purposes of the Act.

      (i) Credited Service - Service with the Company as provided in Section 3.1 and 3.4.

      (j) Employee - Any person who is a common law employee who, for the period with respect to which determination of such status is made, is subject to the direction and control of and is compensated by, the Company, including, but only to the extent required by the Code, leased employees.

      (k) Entry Date - January 1 or July 1 of any Plan Year.

      (1) Fiscal Year - The fiscal year of the Company.

      (m) Fund or Trust Fund - All money and property paid to the Trustee pursuant to this Plan, together with all investments purchased by the Trustee pursuant to the provisions of the Trust Agreement, and all interest or other income thereon, less all proper disbursements therefrom, at any particular time, including all trust funds held pursuant to the Prior Plans.

      (n) Hours - Hours of employment or service for the purposes of the minimum participation and vesting standards of the Act, as defined in Section 3.3.

      (o) Limitation Year - For purposes of Section 415 of the Code,


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as same may be hereafter amended, shall be the Plan Year.

      (p) Retirement Age - The earliest of (i) attainment by the Participant of age 60 and his completion of 3 years of service, or (ii) attainment by the Participant of age 70, or (iii) the date of the Participant's actual retirement under and pursuant to a nondiscriminatory early retirement program offered by the Company for a short determinable period to its employees, for which he was eligible.

      (q) Retirement Date - The day of the attainment by the Participant of his Retirement Age, or any day thereafter, on which the Participant retires.

      (r) Participant - An Employee who is eligible to be and becomes covered under this Plan as provided in Article 3 hereof, who is not in an ineligible class of employment for participation in this Plan, or a former Employee or Beneficiary whose benefits hereunder have not been fully distributed.

      (s) Participant's Account or Accounts - Referring to a Participant's interest, shall mean at any time the portion of the Trust Fund held by the Trustee on behalf of such Participant, which shall include his account, if any, as maintained in a Prior Plan.

      (t) Plan - Omnicom Group Profit-Sharing Retirement Plan established by this instrument as it may be amended from time to time.

      (u) Plan Administrator - Omnicom Group Inc., which shall also be the agent for service of legal process upon the Plan.

      (v) Plan Year - The calendar year.

      (w) Trust or Trust Agreement - Any agreement or agreements now


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or hereafter executed with one or more Trustees selected by the Company, to implement the Plan.

      (x) Trustee - The trustee or trustees named in a Trust Agreement, to which the Company is a party, to implement the Plan, and any duly appointed successor trustee or trustees.

      (y) Valuation Date - The last day of each calendar month.

      (z) Voluntary Contribution Account - That portion of the Trust Fund, attributable to the Participant's contributions made under Section 5.1 below, and held by the Trustee on his behalf, plus that portion of the Trust Fund, if any, attributable to his contributions under a Prior Plan.

      (aa) Merger Date - August 29, 1986, being the date of the mergers of BBDO, DDB and NHW into Omnicom Group Inc.

      (bb) Prior Plan - A profit sharing plan, qualified under Section 401 et. seq. of the Code, of BBDO, DDB or NHW or any of their subsidiaries, as each existed immediately prior to the effective date of this Plan.

      (cc) Investment Fund - One of the investment methods or vehicles chosen or designated by the Committee, pursuant to Article 13 below, for the investment of the Fund.

2.2 Plurals and Genders. The masculine gender shall include the feminine and neuter genders, and the singular, the plural, and vice versa, unless the context clearly indicates a different meaning.


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                                    ARTICLE 3

                    PARTICIPATION AND COMPUTATION OF SERVICE

3.1 (a) An Employee shall be eligible to become a Participant when he has completed 12 months of continuous employment commencing on his employment date (i.e. the first day on which he is credited with an hour of service), during which he shall have been credited with at least 1,000 hours worked, and failing same, upon the completion of a Plan Year thereafter (commencing with the first Plan Year to begin within his first year of employment), during which he shall have been credited with at least 1,000 hours worked, provided however that any employee, employed on the Merger Date by BBDO, DDB or NHW, or their affiliated companies, but not yet a participant in a Prior Plan, shall be credited with such service for eligibility purposes hereunder.

      (b) An Employee, who has satisfied the eligibility requirements of paragraph (a) above, shall become a Participant on the first Entry Date subsequent to the satisfaction of those requirements.

      (c) (i) For purposes of determining years of credited service and breaks in service for purposes of eligibility, the initial twelve-month period shall commence on the employee's date of employment. If the employee fails to complete a year of credited service in the initial twelve-month period, all subsequent twelve-month periods, for purposes of determining eligibility, shall be Plan Years, beginning with the Plan Year that includes the first


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anniversary of employment.

            (ii) The following shall be Participants as of the date of reemployment, (or if not previously Participants, on the first Entry Date following reemployment):

            (1) A person who satisfied the requirements of Paragraph (a) above for Participant status, whose employment terminated prior to the Entry Date on which he would have become a Participant and who subsequently again becomes an Employee without experiencing a Break in Service.

            (2) A person who experienced a Break in Service, but who had a vested interest in his account pursuant to Article 9 hereof by reason of a prior period of participation.

            (3) A person who has not incurred five consecutive one-year breaks in service, or, if he has incurred such breaks in service, whose most recent period of uninterrupted service (i.e., service since the most recent prior break in service) is greater in length than the number of consecutive one-year breaks in service experienced since such prior period of service, provided that such person has satisfied the requirements of paragraph (a) above for participation under the Plan.

            (iii) Any other individual, upon reemployment, shall be considered a new Employee and shall be required to satisfy the requirements of paragraph (a) above without regard to service prior to a break in service or employment termination.

      (d) The provisions of this paragraph shall be in addition to, but not in limitation of, the provisions of paragraph (c) above.


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            (i) Any person who, as of the Merger Date, was a participant in a
Prior Plan, or in the qualified plan of any corporation which, on August 28, 1986, formed part of a controlled group, as defined in Section 414(b) of the Code, with BBDO, DDB or NHW, shall be credited, as of that date, with the service to which he was entitled under the Prior Plan, or the qualified plan within the controlled group in which he was then employed.

            (ii) Any person, employed on the Merger Date by the Company or by any corporation which forms part of a controlled group, as defined in Section 414(b) of the Code, with the Company, will be credited, as of the Merger Date, with service, for eligibility and vesting purposes, for continuous time previously spent, immediately prior to the Merger Date, in the employ of a corporation which, on the Merger Date, became part of a controlled group with the Company.

      (e) In the event a Participant becomes ineligible to participate because he is no longer a member of an eligible class of Employees, but has not incurred a break in service, such Employee shall participate immediately upon his return to an eligible class of employees.

3.2 The Committee shall notify each Employee of the date on which he will be eligible for participation in the Plan. The Committee shall adopt and pursue uniform policies and rules applicable to all Employees. The adoption of such policies and rules shall be within the exclusive discretion of the Committee.


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3.3 "Hours worked" as used in computing breaks in service and in computing
Credited Service for benefit accrual, vesting, and all other purposes of this Plan shall mean:

      (a) each hour for which an Employee is directly or indirectly paid, or entitled to payment by the Company for the performance of duties. These hours shall be credited to the Employee for the computation period in which the duties are performed; and

      (b) each hour for which an Employee is directly or indirectly paid, or entitled to payment, by the Company on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), lay-off, jury duty, military duty or leave of absence. These hours shall be calculated and credited pursuant to Section 2530.200b-2 of the Department of Labor regulations; and

      (c) each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Company. These hours shall be credited to the Employee for the computation period or periods to which the award or agreement pertains rather than the computation period in which the award, agreement or payment is made, provided however, that in each case, the number of hours to be credited shall be the minimum required under applicable regulation of the Department of Labor at the relevant


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            time.

            The definition herein contained shall at all times be construed in a manner consonant with, and no more broadly than required by the aforesaid regulations, or any regulations amendatory thereof or supplementary thereto, all of which regulations are incorporated into this Plan by reference.

3.4 Each Employee shall receive Credited Service for benefit accrual and vesting purposes under this Plan in accordance with the following provisions:

      (a) For benefit accrual purposes, unless otherwise required under Section 16.8, a Participant shall be credited with one (1) year of service for each Plan Year in respect of which he or she is a Participant in accordance with Section 3.1, above, and who is credited with at least one thousand (1,000) hours worked.

      (b) For vesting purposes under this Plan, which includes eligibility for retirement, disability and deferred vested benefits, a Participant shall be credited with one year of service for each Plan Year in which he is credited with the lesser of 6 months employment or one thousand (1,000) hours worked, provided, however, that years of service prior to his last break in service shall be excluded, as permitted by the remaining provisions of this Article 3.

      (c) If an Employee is, upon leaving the employ of the Company, immediately employed by a subsidiary, affiliated or associ-


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ated corporation of the Company, he shall continue to accrue Credited Service for benefit accrual purposes under this Plan and be eligible for an allocable share of contributions or forfeitures hereunder; and he shall also continue to earn Credited Service for the purpose of determining eligibility and his vested percentage of his Account balance earned as of the date of his transfer, in accordance with the vesting provisions set forth in Article 9. Unless the Committee determines otherwise, such transfer or reemployment shall not be deemed to be a termination of employment with the Company requiring a distribution.

      (d) If a Participant has no vested interest in his Account, prior to a one-year (or longer) break in service, and if the number of his consecutive one-year breaks in service (determined on a Plan Year basis) equals or exceeds the greater of five or the number of years of service such Participant had completed prior to such break(s), the years of service completed by the Participant prior to such break(s) in service shall be disregarded in computing the Participant's vested interest. However, if the said number of one-year breaks does not equal or exceed the greater of five or the said prior service, then the said years completed prior to the break(s) shall not be so disregarded.

      In applying the foregoing paragraph, the aggregate number of years of service completed before a break in service shall not include years of service that need not be counted, under the principles of the foregoing paragraph, because of earlier breaks in service.


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            For purposes of computing years of Credited Service included in the determination of the vested percentage of any Participant who, under Article 9, has a vested right to a portion of his Account, and who has five consecutive one-year breaks in service, years of Credited Service after such five-year period shall not be taken into account for purposes of determining the nonforfeitable percentage of his Account, which accrued before such five-year period. However, such Participant's Credited Service prior to such period will be credited for determining his nonforfeitable percentage of that portion of his Account accrued after his resumption of employment.

      (e) If a terminated Participant resumes employment as an Employee eligible to participate in the Plan before he incurs five consecutive breaks in service, and he has not received any distribution of all or a portion of his Account, his Credited Service shall be restored as if there had been no termination of employment and the forfeitable portion of his Account, representing contributions prior to termination, shall remain credited to his Account.

3.5 Notwithstanding anything contained in this Plan to the contrary, if Employees are in a unit which now or hereafter is covered by a collective bargaining agreement between an Employee representative and the Company, and if retirement benefits for employees in such a unit have been the subject of good faith bargaining between said employee representative and the Company, the Employees in such


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unit shall not be eligible to be and/or remain Participants in this Plan without agreement of Company and employee representative.


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                                    ARTICLE 4

                              COMPANY CONTRIBUTIONS

4.1 The Company shall make a contribution or contributions to the Trustee for each Plan Year in such an amount, if any, as is determined by its Board of Directors. In no event shall the contribution for any year exceed the maximum amount deductible from the Company's income for such year as prescribed by the Code, or any statute of similar import, including all carryovers.

            If by reason of mistake, the aggregate payments made by the Company to the Trustee for any year exceed the amount of contribution properly payable hereunder, the excess shall be credited to contributions that may be made in the following year or years, provided, however, that such excess contribution shall be allocated in accordance with Article 6 for the year for which the contribution was originally made or, at the election of the Company, shall be returned to the Company within one year after the later of the date the contribution was made, or the date a final determination is made disallowing said excess contribution as a deduction.

            If the Company shall have in effect, or hereafter adopt, any additional plan or plans which qualify under the Code, for the benefit of its Employees, the amounts to be contributed by the Company under the Plan established hereunder and under such additional plan or plans shall not exceed the amount which is deductible by the Company in computing its Federal income taxes under any applicable limitations of the Code and the contribution made under this


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Plan shall be deemed automatically reduced to the extent necessary to effectuate this provision; any excess contribution thereby created shall be applied against the next year's contribution or, at the election of the Company, shall be returned to the Employer within one year after the later of the date the contribution was made, or the date a final determination is made disallowing said excess contribution as a deduction. In no event will Omnicom permit any company participating herein to make a contribution hereunder if the effect of such contribution would be to cause this Plan to violate Section 401(a)(16) of the Code with respect to said company.


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                                   ARTICLE 5

                             EMPLOYEE CONTRIBUTIONS

5.1 (a) No Participant shall be required to make any contribution under the Plan, but each Participant may, with the consent of the Committee, which shall be given or withheld in a uniform and nondiscriminatory manner, and subject to
Section 5.2 below, make voluntary contributions to the Trustee for a Plan Year, not exceeding an amount equal to ten percent (10%) of the gross compensation of such Participant for said year. All such contributions shall be held and invested pursuant to the terms of this Plan and the Trust.

      (b) If the Company shall maintain more than one plan qualified under
Section 401 of the Internal Revenue Code, then the Participant may voluntarily contribute, under all such plans in which he participates, an amount, in any Plan Year, not to exceed 10% of the gross compensation received by him from the Company for said year, provided however that his voluntary contribution under any one such plan may not exceed the amount of which he could contribute under said plan under the immediately preceding subparagraph, if said plan was the only qualified plan maintained by the Company.

      (c) The Committee shall establish and maintain, or cause to be established and maintained, a separate account in the name of each Participant, called his voluntary contribution account to which shall be credited his voluntary contributions under this Plan or any Prior Plan, and the increment or decrement allocable there-


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to. The Trustee shall account separately for the aggregate of voluntary contributions, whether or not they are separately invested.

      (d) The Company may, if it shall institute a payroll deduction system, withhold from a Participant's salary for transmittal to the Trustee, such sum as the Participant, by written authorization, may specify. Promptly after receipt or withholding of the Participant's contributions, the Company shall remit same to the Trustee, and shall deliver to the Committee an itemized list of the contributing Participants and the amount of their contributions; the Committee shall credit such contributions to the accounts of the respective Participants.

      (e) A Participant may elect to withdraw, once in each Plan Year, from the portion of his Account attributable to his voluntary contributions, the then value of that portion of his Account, based on the value as of a Valuation Date not more than ninety (90) days preceding his request for withdrawal, provided however, that no withdrawal shall exceed the total amount contributed by him as decreased by his prior withdrawals and any decrement allocated to his Account and as increased by any increment allocated to his Account. If the amount to be withdrawn is invested in more than one investment fund, the Committee shall specify the investment fund or funds from which the withdrawal is to be made.

      (f) The Committee may, in a non-discriminatory manner, establish rules governing all aspects of both the receipt of contributions and disbursement of distributions hereunder, including,


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without limitation, rules governing the timing, frequency and minimum amount of such contributions or distributions.

5.2 No employee contribution is eligible for acceptance under Section 5.1 unless the acceptance thereof shall be in conformity with Section 401(m) of the Code and regulations pursuant thereto, including, without limitation, Reg. 1.401(m)-1 and 1.401(m)-2. The Committee may limit, revoke or amend its agreement to accept employee contributions under Section 5.1 on behalf of any Participant at any time, but only if it determines that such limitation, revocation or amendment is necessary under one of the following circumstances:

      (a) in the case of a Participant's after-tax contributions, to insure that the discrimination tests of Section 401(m) of the Code, and regulations pursuant thereto, are met for such Plan Year;

      (b) to insure that a Participant's Annual Additions for any calendar year will not exceed the limitations of Section 6.3; or

      (c) to insure deductibility of the Company's entire contribution to the Plan for federal income tax purposes.

            If, notwithstanding the provisions of this Section or a prohibition under the Code or Regulations, an employee contribution is made in an excess amount, such excess amount and any increment allocable thereto shall be returned to the Participant.

5.3 Notwithstanding anything contained herein, a Participant shall


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be fully vested in his voluntary contribution account and shall be entitled to receive payment thereof as soon as practicable after termination of employment.

5.4 (a) Notwithstanding anything to the contrary contained in this Plan, the Committee may, in its discretion, direct the Trustee to accept from an Employee amounts which will constitute a "rollover contribution" or "rollover amount" pursuant to Sections 402(a)(5), 403(a)(4), or 408(d)(3) of the Code as part of that Employee's voluntary contribution account, and said Employee shall be deemed a Participant herein, at least to the extent of said contribution by him. Furthermore, the Committee may, in its discretion, but subject to the last sentence of this paragraph, direct the Trustee to accept, from a funding agency or fiduciary of any qualified employee benefit plan of a former employer of an Employee, a direct transfer constituting such Employee's entire interest in the distributing plan, exclusive of after-tax contributions made by the Employee therein, provided that such a direct transfer shall be comprised only of cash or of cash equivalents. The amount so transferred shall also become or shall be part of that Employee's voluntary contribution account, and said Employee shall be deemed a Participant herein, at least to the extent of said transferred amount.

      (b) This section shall be construed so that it shall comply with the aforesaid provisions of the Internal Revenue Code.

      (c) The Committee may adopt such rules governing the acceptance of the aforesaid amounts from employees as it deems neces-


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sary.

      (d) Section 5.1 (e) hereof shall not apply to any amount accepted by the Trustee under this Section 5.4, but Section 5.3 hereof shall apply to any such amount.

      (e) Any amount contributed under this Section 5.4 shall not reduce in any way the amount which a Participant may contribute under Section 5.1.


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                                    ARTICLE 6

                            ALLOCATIONS AND VALUATION

6.1 The Committee shall maintain a separate account for each Participant, and shall credit or debit, as required, all appropriate amounts, including investment appreciation and depreciation, forfeitures and distributions. The Committee shall keep records which shall indicate the account balance of each Participant.

6.2 (a) A Company contribution and forfeitures, if any, for each Plan Year shall be credited to the accounts of Participants (i) who are entitled to a year of service for benefit accrual purposes under Section 3.4(a) and who were Employees on the last day of such year, or (ii) who either died or attained their Retirement Dates during such year, in the ratio which the Compensation of each such Participant bears to the Compensation of all Participants of such Company.

      (b) Except as otherwise provided herein, the contribution of each Company participating herein shall be allocated only to its employees who are Participants herein. Similarly, forfeitures shall be allocated only among Participants employed by the same Company as employed the Participant whose account was forfeited, unless otherwise agreed among the various companies which adopt this Plan.

      (c) Notwithstanding the provisions of paragraph (a) above, the Board of Directors of the Company may, with the consent of the

Committee and by application of uniform criteria consistently applied in any Plan Year, determine that the operations of any discrete office or division of the Company have not been sufficiently profitable so as to justify an allocation of profits to the employees thereof, and in that event, such employees shall not receive an allocation of contribution hereunder in said Plan Year. The provisions of this paragraph shall be applied in a non-discriminatory manner in compliance with Section 401(a) and Section 410(b) of the Code.

      (d) All allocations shall be made subject to Section 6.3 below and, if the Board of Directors shall, to comply with Section 6.3, limit the contribution on an individual basis for each Participant, then the amount allocated to the Account of each Participant shall be the contribution fixed by the Board for him. Contributions shall be allocated after the allocation of forfeitures, pursuant hereto.

6.3 Notwithstanding any other provisions of this Plan, annual additions as a result of allocations made pursuant to this Article to each Participant under the Plan for each Limitation Year shall not exceed the lesser of $30,000 (as increased by cost of living adjustment permitted by applicable governmental regulation) or 25% of a Participant's total annual compensation, as defined in regulations issued pursuant to Section 415 of the Code. Annual additions mean the sum for any Plan Year of (a) Company contributions, (b) forfeitures and (c) the Participant's contributions made pursuant to Section 5.1 above.

            Notwithstanding the foregoing, the otherwise permissible annual additions for any Participant under this Plan may be further reduced to the extent necessary, as determined by the Committee, to prevent disqualification of the Plan under Section 415 of the Code, which imposes the following additional limitations on the benefits payable to Participants who also may be participating in another tax qualified pension, profit sharing, savings or stock bonus plan maintained by the Company or any of the members of the controlled group of corporations of which the Company is a part (hereinafter collectively "employers"). If an individual is a Participant at any time in both a defined benefit plan and a defined contribution plan maintained by the employers, the sum of the defined benefit plan fraction and the defined contribution plan fraction for any Plan Year may not exceed 1.0. The defined plan fraction for any Plan Year is a fraction, the numerator of which is the Participant's projected annual benefit under the Plan (determined at the close of the Plan Year) and the denominator of which is the lesser of 1.25 multiplied by $90,000 or such greater amount permitted by U.S. Treasury regulations to reflect cost-of-living adjustments; or 1.4 multiplied by 100% of the Participant's average monthly compensation, as defined pursuant to Section 415 of the Code, during the three consecutive years when the total compensation paid to him was highest. The defined contribution plan fraction for any Plan Year is a fraction, the numerator of which is the sum of the annual additions to the Participant's accounts in such Plan Year and for all prior plan Years and the denominator of which is the sum of the applicable maximum amounts of annual additions which could have been made under
Section 415(c) of the Code for such Plan Year and for all prior years of such Participant's employment (assuming for this purpose, that said Section 415(c) had been in effect during such prior years). This applicable maximum amount for any Plan Year shall be equal to the lesser of 1.25 multiplied by the dollar limitation in effect for such Plan Year under Subsection 415(c)(1)(A) of the Code, or 1.4 multiplied by 25% of the Participant's Compensation for such Plan Year. At the election of the Committee, special transitional rules may apply for both the defined benefit fraction and the defined contribution fraction for employees who were Participants as of December 31, 1982.

            For purposes of this limitation, all defined benefit plans of the employers, whether or not terminated, are to be treated as one defined benefit plan and all defined contribution plans of the employers, whether or not terminated, are to be treated as one defined contribution plan. The extent to which annual additions under the Plan shall be reduced as compared with the extent to which the annual benefit under any defined benefit plans shall be reduced in order to achieve compliance with the limitations of Section 415 of the Code shall be determined by the Committee in such a manner so as to maximize the aggregate benefits payable to such Participant. If such reduction is under this Plan, the Committee shall advise affected Participants of any additional limitation on their annual benefits required by this Paragraph.

            The above limitations are intended to comply with the provisions of
Section 415 of the Code as amended, so that the maximum benefits provided by plans of the employers shall be exactly equal to the maximum amounts allowed under Section 415 and regulations thereunder. If there is any discrepancy between the provisions of this Section and the provisions of Section 415, such discrepancy shall be resolved in such a way as to give full effect to the provisions of Section 415 of the Code.

6.4 Forfeitures, available for allocation pursuant to Section 9.5 in any Plan Year, shall be allocated thereunder without contravening Section 6.3 above. The aggregate of forfeitures which may not be allocated to particular Participants, because of the prohibitions of Section 6.3, shall be reallocated among all remaining Participants as provided in Section 6.2.

6.5 (a) The Trustee, as of each Valuation Date (and, with respect to the Valuation Date at the end of each Plan Year, prior to the allocation of contributions and forfeitures as provided under Section 6.2) shall determine the net value of the Trust Fund assets and the amount of net income or net loss and shall report such value to the Committee in writing. In determining such value the Trustee shall value all assets at fair market value as of such Valuation Date. The determination of such value shall not include any contributions made by the Company or Participants for such Plan Year. The resulting net income or loss of the Trust Fund shall then be credited or debited to each Participant's Account in the same ratio as each Account bears to the aggregate of all such Accounts, provided however that, if the timing of the contributions and employee contributions made hereunder would, in the opinion of the Committee, result in an inequitable allocation under the foregoing formula, then the Trustee shall, at the direction of the Committee, ascribe such weight to such timing as will result in a more equitable allocation, and provided further that such directions by the Committee shall be given in a non-discriminatory manner. After such crediting or debiting with respect to the Valuation Date which is the last day of a Plan Year, contributions and forfeitures shall be allocated to each Account as set forth in
Section 6.2.

      (b) Each trust fund maintained pursuant to a separate Trust Agreement, and each investment fund therein, shall be treated separately, and the increase or decrease in each such fund shall be computed separately.

      (c) The net increase or decrease as of any Valuation Date in any investment fund shall be credited or debited to each Participant proportionately in accordance with the ratio which the amount in the Account of each Participant invested in said investment fund as of the prior Valuation Date (less any amounts paid from each such Account so invested to the participant or his Beneficiary since said date) bears to the aggregate amount in the Accounts of all such Participants invested in said investment fund as of such date (less the aggregate amounts paid from all such Accounts so invested to the respective Participants or their Beneficiaries since said date).

      (d) Increases or decreases shall be allocated as otherwise provided in the Plan, subject however to all of the requirements of this section for separate allocations in respect of all the investment funds. Such allocations to so much of any Participant's Account as may be invested in any investment fund shall be determined only by the performance of that investment fund.

6.6 A Participant, whose employment is terminated shall be credited or debited with his share of any increase or decrease, attributable to investment experience, in the value of the Fund occurring during the period beginning on a Valuation Date following his termination, and ending on a Valuation Date preceding, by no more than 180 days (in accordance with Article 11 below), the commencement of distribution of his Account hereunder.

                                    ARTICLE 7

                                   RETIREMENT

7.1 A Participant's Account shall be nonforfeitable when he attains his Retirement Age.

7.2 A Participant who retires at his Retirement Date shall be entitled to receive the value of the balance in such Participant's Account in the Trust Fund determined as of the later of the Valuation Date coincident with or immediately following his Retirement Date, or the Valuation Date coincident with or immediately following an election to receive a distribution pursuant to Article 11 below.

7.3 If a Participant incurs, prior to his Retirement Date, a disability which, in the opinion of a physician selected by the Committee, renders him permanently unable to perform his duties satisfactorily, his employment shall be terminated and this shall be considered as a disability retirement. The amount of disability benefit payable on such disability retirement date shall be such as will be provided by the value of the balance in his Account, determined as of the later of the Valuation Date coincident with or immediately following such date, or the Valuation Date coincident with or immediately following an election to receive a distribution pursuant to Article 11 below.

7.4 Notwithstanding anything to the contrary contained in any of the other provisions of this Plan, should a Participant remain in the Company's service after his Retirement Age, he shall for all purposes of this Plan continue as a Participant.

                                    ARTICLE 8

                                 DEATH BENEFITS

8.1 If a Participant should die before his actual retirement, he shall become 100% vested in his allocated share of the Trust Fund, valued as of the later of the Valuation Date coincident with or immediately following date of death, or the Valuation Date coincident with or immediately following an election to receive distribution pursuant to Article 11 below. Said share shall be paid to his Beneficiary, as provided in Section 2.1, upon receipt of satisfactory proof of his death.

8.2 Any death benefit shall be distributed by the Trustee to the person entitled thereto, in the manner selected by the Beneficiary from the options provided by the Committee in accordance with Article 11 below.

                                    ARTICLE 9

                            TERMINATION OF EMPLOYMENT

9.1 If a Participant shall cease to be an Employee other than by death (as provided in Article 8), disability or retirement (as provided in Article 7), the Committee shall immediately give notice to the Trustee of that fact and of the date such person ceased to be an Employee. Such terminated Participant's Credited Service for such period of employment and his participation herein shall cease, and he shall have a vested right in a percentage of the balance in his Account determined as provided in Section 9.2, modified, if necessary, in accordance with Article 10.

9.2 The vested interest of a Participant, whose employment with the Company terminates, other than by death, disability or retirement, shall be a percentage of the balance in his Account valued on the later of the Valuation Date coincident with or immediately following his termination date, or a Valuation Date coincident with or immediately preceding the commencement of distribution pursuant to Article 11 below, in accordance with the following schedule:

            Years of Credited Service                    Percentage
            -------------------------                    ----------

            Less than 3 years                                 0%
            3 years but less than 4 years                    20%
            4 years but less than 5 years                    40%
            5 years but less than 6 years                    60%
            6 years but less than 7 years                    80%
            7 years or more                                 100%

            Any portion of a Participant's Account to which the terminating Participant is not entitled shall be forfeited.

            Notwithstanding the foregoing vesting schedule, during any Plan Year in which the Plan is top heavy, as provided in Article 18 below, a Participant shall have a vested interest in his Account, computed in accordance with the following schedule (the "top heavy vesting schedule"):

                                                        Percentage of
            Years of Credited Service                  Vested Interest
            -------------------------                  ---------------

            Less than 2 years                                 0%
            2 years but less than 3 years                    20%
            3 years but less than 4 years                    40%
            4 years but less than 5 years                    60%
            5 years but less than 6 years                    80%
            6 years or more                                 100%

9.3 (a) If any vesting schedule under this Article 9, or any other Article of this Plan, is amended, each Participant who has completed at least three (3) years of Credited Service with the Company (determined under Section 3.4(b), but without regard to the exceptions contained therein) may elect, during the election period specified below, to have the vested percentage of his Account determined without regard to such amendment.

      (b) For purposes hereof, the election period shall begin as of the date on which the amendment changing the vesting schedule is adopted, and shall end on the latest of the following dates:

            (1) The date occurring sixty (60) days after the Plan amendment is adopted; or

            (2) The date which is sixty (60) days after the day on which the Plan amendment becomes effective; or

            (3) The date which is sixty (60) days after the day the

      Participant is issued written notice of the Plan amendment by the Company; or

            (4) Such later date as may be specified by the Committee.

            The election provided hereinabove shall be made in writing and shall be irrevocable when made.

      (c) If, after the Plan has become top heavy, it ceases to be top heavy for a subsequent Plan Year, any part of the Participant's Account which was vested prior to the end of the Plan Year in which the Plan ceases to be top heavy shall continue to be vested. Furthermore, each Participant who has at least 3 years of Credited Service within the last Plan Year in which the Plan was top heavy may elect to have the top heavy vesting schedule continue to apply to him, provided that such election is made within 60 days after the first day of the Plan Year in which the Plan ceases to be top heavy, or if later, the date the Participant is issued notice of the right to make the election by the Company.

9.4 Any amount, to be forfeited by a Participant hereunder, shall be forfeited on the Valuation Date following his termination of employment, unless his vested interest is determined on a Valuation Date coincident with his termination, and if so, then the forfeiture shall occur on that Valuation Date.

9.5 (a) If a former Participant, who received a distribution and who again becomes an Employee, satisfies all of the conditions set forth in this paragraph, he may repay to the Fund the amount of any distribution which he received upon his previous separation from service. Upon such repayment, the portion of his Account balance which was forfeited upon such separation from service shall be restored to his Account unadjusted for any gains or losses incurred by the Fund since the Valuation Date as of which the forfeiture was computed. The right of repayment described in this Subsection (a) shall exist only if -

            (i) the Participant, following his previous separation from service, received a distribution prior to incurring a break in service;

            (ii) upon such separation from service, such Participant was not fully (100%) vested in his Account balance; and

            (iii) such repayment is made not later than the earlier of the last day of the Plan Year in which the Participant has five consecutive one-year breaks in service commencing after such distribution, or five years after the first day of the Participant's re-employment by the Company.

      (b) Any restoration of forfeitures pursuant to this paragraph, or as required under Section 3.4(e), shall me made:

            (i) from amounts forfeited by other Participants during the Plan Year of repayment or reemployment, respectively; or

            (ii) if such forfeitures are insufficient for that purpose, from Company contributions prior to allocation thereof under
      Article 6; or

            (iii) in the discretion of the Committee, from increment, prior to its allocation under Article 6; or

            (iv) if there are no Company contributions in respect of said Plan Year, then, after allocation of increment under Article 6, by deducting the restored amount from that part of the Fund as represents Company contributions, and allocating the deduction, in the same manner as contributions are allocated, among all Participants who were such at the beginning of said Plan Year.

            Any such restoration shall be made by the end of the Plan Year in which the repayment by the Participant occurs.

            This paragraph (b) shall be applied separately among participating companies in accordance with Section 6.2 above.

                                   ARTICLE 10

                                      LOANS

10.1 The Committee may, in its sole discretion, direct the Trustee to loan to a Participant, in the event of hardship, as hereinafter defined, an amount not to exceed the lesser of (a) one-half of the balance in his Account that is vested (under Section 9.2 of Article 9 and, if applicable, under Section 5.3) or (b) $50,000, less the highest balance of the Participant's loans outstanding during the immediately preceding twelve month period (ending on the day before any new loan is granted). Any such loan shall be an investment of the Fund, and shall be automatically secured by the vested balance of the borrowing Participant's Account. The Trustee shall thereupon adjust the borrowing Participant's Account to insure that a sum equal to the amount borrowed is invested in Fund I (as hereinafter defined and, if there be more than one, then in the Fund I maintained by the trust in which the funds attributed to the borrowing Participant's employer are invested) and shall thereupon make such loan in such amount and manner, from such Fund I, and upon such terms as may be directed from time to time by the Committee, provided that the note securing any such loan shall be allocated for all purposes hereunder exclusively to the Account of the borrowing Participant as a sub-fund of Fund I and provided further that any such loan issued after December 31, 1989 shall bear interest at a rate equal to one percent in excess of the rate commonly referred to as the New York bank prime rate.

            For purposes hereof, "hardship" shall include a financial emergency or unexpected expense affecting the Participant, his family or dependents. The Committee shall, in its sole discretion, determine whether hardship exists. Any loan hereunder must be repaid in such manner and within such period as the Committee shall specify, but not more than 5 years, and on a level amortization basis no less frequently than quarter-annually.

            The Committee may establish such rules and guidelines as it may determine governing all aspects of the granting of loans hereunder, including, without limitation, the maximum number of outstanding loans to be permitted, the frequency and timing of loans, the minimum amount of a permissible loan, and the methods of repayment.

            If an event requiring distribution shall occur while a loan is outstanding pursuant to this Section, the loan shall be automatically due and payable, and the then outstanding loan balance, with interest owed to date of distribution, shall be deducted from the Participant's Account, in order to arrive at the amount actually to be distributed to him.

                                   ARTICLE 11

                             METHODS OF DISTRIBUTION

11.1 The Committee shall, upon the occurrence of the event requiring payment of a benefit hereunder, direct the Trustee to make payment to the Participant of such benefit at such time as the Participant (or his Beneficiary) may determine (or, failing such determination, then as the Committee may determine), but within the time periods set forth herein:

      (a) Benefits payable under Article 7 hereof shall commence not later than the 60th day after the latest of the close of the Plan Year in which (i) the Participant reaches his Retirement Date, or (ii) the Participant terminates service with the Company.

      (b) Benefits payable under Article 8 hereof shall commence as soon as administratively feasible.

      (c) Benefits payable under Article 9 hereof shall commence as soon as administratively feasible, but in no event later than the 60th day after the latest of the close of the Plan Year in which the Participant reaches his Retirement Date, or the Participant terminates service with the Company.

            Notwithstanding the foregoing, and subject to the next succeeding paragraph, a Participant may elect to defer distributions hereunder until a date not beyond the last day of the calendar year in which he attains age seventy. Prior to the complete distribution of his Account, it shall be invested as he (or, in the event of his death, his Beneficiary) shall direct in accordance with Section 13.4 below, except that investment in Fund IV shall not be permitted in any years following the year in which the Participant's retirement, death or termination occurred, and except that any amount to be distributed, whether or not deferred, shall cease to be invested for a period, not to exceed 180 days, prior to the date that such distribution is made. The amount due to a Participant who elects to defer distribution shall vary according to the investment experience of the Fund. If, at the time of death, retirement or termination, the Participant (or his Beneficiary) fails to give investment direction, then his Account shall remain in the Fund or Funds in which it was invested at the time of the event giving rise to the distribution, except that any amounts then invested in Fund IV shall be invested in Fund I.

            Notwithstanding anything hereinabove contained to the contrary in this section, no distribution hereunder shall commence later than April 1 following the calendar year in which the Participant attains age seventy and one-half (70-1/2) years, whether or not his employment terminated in such year.

            All distributions under this Article 11 shall be at least equal to or greater than the required minimum distributions under the Code.

11.2 Subject to Section 11.3, the Participant's benefit shall be distributed by the Trustee, in one of the following ways, as the Participant (or his Beneficiary) may elect or, failing such election, in a lump sum cash payment:

            (1) Lump sum cash payment.

            (2) Payment of a number of periodic installments, or installments over a period of years not to exceed ten, or such greater number as is necessary to avoid imposition of tax under Section 4980A of the Code, or any successor statute.

            (3) Arrangement of a rollover life annuity or, if the Participant is married, of a rollover joint and survivor annuity (unless the spouse consents to another form of annuity), which shall provide an annuity for the life of the Participant and a survivor annuity for the life of his spouse which is not less than 50% nor more than 100% of the amount of the annuity which is payable during the joint lives of the Participant and his spouse, and which is the amount of benefit which can be purchased with the Participant's vested Account balance.

            Upon the death of a Participant after payments have commenced hereunder, but while an amount yet remains due, the remaining payments shall be distributed at least as rapidly as under the method of distribution being used as of the date of death.

            Upon the death of a Participant before payments have commenced hereunder, the Participant's interest shall be distributed within five years after the Participant's death, except that, if any portion of the Participant's interest is payable to or for the benefit of a surviving spouse or a designated beneficiary, then such portion may be distributed over a period not to extend beyond the life expectancy of such surviving spouse or beneficiary. In such circumstance, distributions must begin not later than one year after the date of death unless the designated beneficiary is the Participant's surviving spouse, and in that event, distributions must begin not later than the date the Participant would have attained age seventy and one-half.

11.3 A distribution having a value of $3,500 or less shall be paid in a lump sum.

11.4 Any final payment or distribution to any Participant or his Beneficiary or other person to whom payment is made in accordance with this Plan shall be in full satisfaction of all claims against the Trust Fund, the Trustee, the Committee and the Company. The Trustee, the Company, the Committee or any of them may require a Participant or his Beneficiary to execute a receipt and release of all claims under this Plan upon a final payment or distribution, or a receipt to the extent of any partial payment or distribution. The form of any such receipt and release shall be determined by the Trustee, the Company, the Committee or any of them that are concerned with the payment or distribution to which the receipt and release is applicable.

11.5 Notwithstanding the foregoing provisions of this Article, if the Participant made a designation as to the term of distribution prior to January 1, 1984, the Committee may make distribution in accordance with that designation. The Committee shall not so distribute the Participant's Account in accordance with the distribution designation if: (1) the distribution designation did not comply with the terms of the Plan or a predecessor plan as stated on December 31, 1983; (2) the distribution designation would have disqualified the Plan or a predecessor plan in any Plan Year commencing prior to January 1, 1984; or (3) the Participant revoked or modified the distribution designation after December 31, 1983.

                                   ARTICLE 12

                     INTERNAL REVENUE SERVICE QUALIFICATION

12.1 The Company shall submit this Plan and all necessary supporting documents to the Internal Revenue Service, with a request for a determination letter that the Plan and Trust meet the qualification requirements of Section 401(a) and 501(a) of the Internal Revenue Code.

                                   ARTICLE 13

                                      TRUST

13.1 This Plan and any Trust shall be construed according to the Act and, to the extent not pre-empted thereby, in accordance with the laws of the State of New York, where they are made and where they shall be enforced.

13.2 The Fund shall be held in trust by one or more Trustees under one or more Trust Agreements, entered into by the Company and said Trustees. No person shall have any right to or interest in the Fund except as provided in this Plan and a separate Trust Agreement. If the Company shall elect to utilize more than one Trust Agreement, the Committee may, from time to time, designate which Trust Agreement shall be utilized for the investment of contributions made in respect of the employees of a participating company herein.

13.3 Any Trustee is explicitly empowered, at the direction of the Committee, to invest any or all of the Fund, as the Committee may determine, in "qualifying employer securities" (as defined in the Act) of the Company.

13.4 The Committee shall, for investment purposes, separate the Fund (or, if the Fund is held under separate Trust Agreements, separate the parts held under the various agreements) into invest-ment funds to be known and designated respectively as "Fund I", "Fund II", "Fund III" and "Fund IV", and into such other investment funds as it may, in its discretion, determine. Fund I will follow a more conservative investment policy than Fund II, with a view toward achieving the preservation of capital together with a reasonable return thereon. Fund I in general will therefore invest in those securities and through those instrumentalities which will secure those purposes, including, but not limited to, preferred stocks, fixed income securities, mortgages, certificates of deposit and plans offered by insurance companies and regulated investment companies. The investment emphasis of Fund II will, as a general rule, be on common stocks, subject however, to the direction of the Committee. Fund III will, in general, be invested as an indexed stock fund. Fund IV will, to the maximum extent practicable, be invested in full shares of the common stock of the Company.

            On dates as selected by the Committee, each Participant may notify the Committee in writing as to whether he wishes his account held in one or more investment funds. When such written designation is filed by a Participant with the Committee, it shall remain effective until changed in writing by the Participant, provided however that the Committee shall determine, by uniform non-discriminatory rules, the allowable frequency of such changes within each Plan Year. In the absence of an effective designation, the account of a Participant shall be placed in Fund I. Each designation shall become effective in accordance with Committee guidelines, provided however, that the Committee may, in its discretion, transfer funds among the funds in a non-discriminatory manner over such period of time as it may determine to be desirable to preserve the value of the funds from which transfer is to be made, and the interest of each Participant shall be subject to the effect of any delays thus occurring in the actual transfers among funds.

            The Account of a Participant may be partly in more than one investment fund, provided however that the Committee may, by uniform non-discriminatory rules, require that a Participant's election to participate in one of the funds involve a stated minimum or maximum amount, or minimum or maximum percentage of his Account, and/or be in multiples of a stated amount or percentage of his Account. In the event of the death of a Participant, his Account will remain in the fund or funds in which it was at the time of his death until distribution shall commence, or until his Beneficiary shall otherwise elect in accordance with this Section.

13.5 The provisions of this Section shall govern the operation of Fund IV.

            The common stock of the Company required for Fund IV from time to time shall be purchased by the Trustee in the open market pursuant to a non-discriminatory purchasing program, provided however that the Trustee may, in its discretion, match purchases and sales being made at the direction of the Committee, acting under instructions of Participants or as otherwise required under the Plan, at prices determined by the Trustee to be as near as practicable to prices obtaining in the open market.

            The Trustee shall exercise the right to vote shares held in Fund IV.

                                   ARTICLE 14

                           AMENDMENT AND TERMINATION

14.1 The Company shall have the right to amend this Plan in any and all respects at any time and from time to time, including the right to reduce or suspend contributions, subject to the limitations below, provided however:

      (a) that no amendment shall increase the duties or liabilities of the Trustee and/or Committee without their consent;

      (b) that no amendment shall deprive any Participant of any of the accrued vested benefits to which he is entitled under this Plan;

      (c) that no amendment shall provide for the use of the Fund other than for the benefit of Participants and Beneficiaries, and the amounts contributed under the Plan and the Fund held by the Trustee shall, under no circumstances, revert to the Company, except as contemplated by Article 19 below;

      (d) that, subject to the foregoing, any amendment may be made retroactively.

l4.2 Any such amendment shall be by resolution of the Board of Directors of the Company, or the Board may delegate the power to amend to the Committee, in which event the resolution shall be the resolution of the Committee, and a copy of such amendment shall be filed with the Trustee and all participating employers. Any amendment shall be effective as of the date specified therein.

14.3 The Company reserves the right to terminate the Plan at any time. Such termination shall be effected by a resolution of its Board of Directors, and a copy of this resolution shall be delivered to the Trustee, Committee and all participating employers.

14.4 If this Plan shall be terminated, each Participant will be fully vested, and the Committee shall direct the Trustee to distribute to each Participant the total value of his allocated share in cash. Said payment or payments shall be made or begin in such manner as the Committee may determine, but no later than his Normal Retirement Date or termination of employment, whichever shall occur last.

14.5 Upon complete or partial termination of the Plan, or upon the Company's complete and permanent discontinuance of contributions to the Plan, the amounts credited to the Accounts of affected Participants shall be nonforfeitable.

14.6 The Plan shall also terminate upon the happening of any of the following events:

      (a) legal adjudication of the Company as a bankrupt; a general assignment by the Company to or for the benefit of creditors; liquidation or dissolution of the Company;

      (b) in the event of the merger, consolidation, reorganization (divisive or otherwise) or sale of all or substantially all of the assets of the Company without the adoption of this Plan within one hundred eighty (180) days thereafter by such merged, consolidated, reorganized or purchasing corporation or other business entity, unless such an adoption is legally unnecessary by operation of law. Upon agreement with the Committee and the Trustee within such one hundred eighty (180) day period, such corporation or other business entity shall become the Company for purposes of this Plan, provided that the original Company may, if it so desires, also continue as such for the purposes of this Plan.

14.7 In the event of complete discontinuance of contributions hereunder, but without terminating the Trust, all Participants' Accounts shall become fully vested, and shall not thereafter be subject to forfeiture. However, complete discontinuance of contributions shall not terminate the Trust as to the funds then held by the Trustee, nor operate to accelerate any payments or distributions to or for the benefit of Participants or their Beneficiaries or estates, but the Trustee shall continue to administer the Trust in accordance with the provisions thereof, and specifically, no distribution shall be made of any amount so vested except upon the occurrence of any of the events which would have controlled such distributions if there had been no discontinuance of contributions. Upon the resumption of contributions by the Company, contributions thereafter made shall be governed by the terms of the Plan without regard to the prior discontinuance.

            However, in the event the Company also terminates the Trust, the Trustee, at the direction of the Committee, shall dis-tribute all assets remaining in the Trust, after payment of any expense properly chargeable against the Trust, to the Participants or their Beneficiaries in accordance with the value of the Accounts credited to such Participants as of the date of such termination, in cash or in kind and in such manner as the Committee shall determine. The Committee's determination shall be conclusive upon all persons.

            From and after the date of the termination of the Trust and until the final distribution of the Fund, the Trustee shall continue to have all the powers provided under the Trust as are necessary and expedient for the orderly liquidation and distribution of the Trust.

                                   ARTICLE 15

                        ADMINISTRATION AND THE COMMITTEE

15.1 The Board of Directors of the Company shall appoint an Administrative Committee (herein referred to as the "Committee") to administer the Plan. This Committee shall consist of such number as the Board may determine, who may be officers, or other employees of the Company, or any other individuals, and who shall serve at the pleasure of the Board. Any member may resign by delivering his written resignation to the Company. Vacancies in the Committee arising by resignation, death, removal or otherwise, may be filled only by the Board.

15.2 The Committee shall administer the Plan in accordance with its terms, and shall have all powers necessary to carry out its duties hereunder, which powers it may exercise in its sole discretion, and its decisions shall be conclusive and binding. Such powers shall include, but shall not be limited to the powers to:

      (a) Construe and interpret the Plan;

      (b) Resolve any ambiguity, supply any omission, and resolve any inconsistency;

      (c) Determine all questions affecting the eligibility of any Employee to participate herein;

      (d) Maintain account records for each Participant;

      (e) Compute the amount of benefits payable hereunder to any Participant or Beneficiary;

      (f) Make rules and regulations for the implementation, administration and interpretation of the Plan. Such rules and regulations as are adopted by the Committee shall be binding upon any persons having an interest in or under the Plan;

      (g) Establish and communicate the funding policy to the Trustee and/or other investment managers whose duties are to determine the investment policy of the Fund;

      (h) Appoint investment advisers, as provided in Section 15.8.

15.3 The Committee shall act by unanimous vote if their number is fewer than three and by majority vote if their number is three or more, and such action may be taken either by a vote at a meeting, in writing without a meeting, or in such other manner as the Committee may determine.

15.4 The Committee may authorize any one or more of its members to execute any document on behalf of the Committee, in which event the Committee shall notify the Trustee in writing of such action and the name or names of its member or members so designated. The Trustee thereafter shall accept and rely upon any document executed by such member or members as representing action by the Committee until the Committee shall file with the Trustee a written revocation of such designation.

15.5 The members of the Committee may inspect the books and records of the Employer to the extent that it may reasonably be necessary for them to determine any fact in connection with acts to be performed by them under this Plan, but the members of the Committee shall not be required to make such inspection but may rely conclusively upon any written statement or other communication believed by them to be genuine and furnished by the Company. In this connection, the Company shall furnish the Committee with such information and data relative to the Plan as is necessary for the proper administration thereof and of the Trust.

15.6 The duties, powers and responsibilities reserved to the Committee may be allocated among the members (if there be more than one), in which case, except as may be required by the Act, no member of the Committee shall have any liability with respect to any duties, powers or responsibilities not allocated to him, or for the acts or omissions of any other member.

15.7 The Committee shall have full power and authority to delegate powers and duties and to delegate and appoint any persons or firms (including but not limited to, accountants, counsel, actuaries, physicians, appraisers, consultants, professional plan administrators and other specialists), or otherwise act to secure specialized advice or assistance, as it deems necessary or desirable in connection with the management of the Plan; to the extent not prohibited by the Act, the Committee shall be entitled to rely conclusively upon them, and shall be fully protected in any action taken, or omission to act by them, in good faith reliance upon the advice or opinion of such persons or firms, provided such persons or firms were prudently chosen by the Committee.

15.8 Unless precluded by the Trust Agreement, the Committee shall have the power to retain the services of one or more persons or firms for the management, investment and reinvestment (including the power of acquisition and disposition) of all or any part of the Trust assets, provided that each of any such persons or firms so retained is registered as an investment adviser under the Investment Advisers Act of 1940, or is a bank, as defined in that Act, or is an insurance company qualified to manage, acquire or dispose of trust assets under the laws of more than one state, and provided that each of the persons or firms has acknowledged in writing that he or it is a fiduciary with respect to the Plan. The Committee shall have full power and authority to delegate to any such investment adviser complete discretionary authority to direct the Trustee with respect to the investment and reinvestment of the funds, without any requirement that the Committee be consulted prior to the giving of any such directions to the Trustee or the carrying out of any such directions by the Trustee. To the extent not prohibited by the Act, the Committee shall be entitled to rely conclusively upon them, and shall be fully protected in any action taken, or omission to act by them, in good faith reliance on any such investment adviser provided said investment adviser was prudently chosen by the Committee.

15.9 The Committee shall keep a record of all its proceedings and acts, and shall keep all such books of account, records, and other data as may be necessary for proper administration of the Plan. The Committee shall, as necessary, notify the Trustee and the Company of any action taken by the Committee, and, when required, shall notify any other interested person or persons.

15.10 Unless otherwise determined by the Company, the Committee shall serve without compensation for services as such. However, the expenses of administering the Plan, including, but not limited to, the printing of literature and forms related thereto, the disbursement of benefits thereunder, the compensation of professional plan administrative organizations, agents, appraisers, actuary, consultants, counsel, investment advisers, the Trustee or other specialists shall be paid by the Trust Fund, unless first paid by the Company.

15.11 The members of the Committee shall use ordinary care and reasonable diligence in the performance of their administrative duties.

15.12 In the event that the members of the Committee then serving are the same as the Trustee then serving, references in this Plan to "Committee" shall also include the Trustee, and vice versa, and such references shall be construed so that such identical persons shall have all the powers, duties and exonerations conferred herein upon them in both functions.

15.13 In the event that any dispute shall arise as to any act to be performed by the Committee, the Committee may postpone the performing of such act until actual adjudication of such dispute shall have been made in a court of competent jurisdiction or until they shall be indemnified by the Company against loss to their satisfaction.

15.14 The Company may indemnify, to the extent permitted by the Act, the members of the Committee against all loss and/or expense arising out of their actions and omissions in that capacity.

                                   ARTICLE 16

                            MULTI-EMPLOYER PROVISIONS

16.1 Any company which is designated by the Company as a subsidiary, affiliated or associated company, may adopt this Plan by resolution of its Board of Directors, and by separate resolution of the Company's Board approving such adoption, and may participate hereunder and make contributions to the Trustee. The Board of Directors of the Company is empowered to determine the contribution for each Plan Year for each company which adopts this Plan pursuant to this Article, and failing such determination, the Board of Directors of any such participating company may determine the contribution for that participating company.

16.2 It is intended that the provisions of this Plan shall apply separately to each participating company, if there be more than one, and to the Participants of each such participating company, and the term "Company" as used throughout this Plan shall be so construed, unless the context otherwise requires, to the end that, except as provided in Article 14 and in this Article 16, and except for the common administration and investment of the assets contributed by all participating companies in the single Trust Fund, this Plan shall constitute a separate Plan for each participating company.

16.3 The concept of "employment" shall be deemed to refer equally to employment by the Company, any participating company, or any subsidiary, affiliated or associated company of the Company, whether domestic of foreign, so that, for purposes of measuring the Credited Service of a Participant, or for any other purpose, other than benefit accrual, under this Plan, employment by any such company shall be deemed to be the equivalent of employment by a participating company, provided however that such employment shall be subject to the provisions of Article 3 hereof, and provided further that service, rendered prior to the time that any such company became a subsidiary, affiliated or associated company of the Company, shall be counted for all purposes hereunder at the discretion of the Board of Directors of the Company. It is intended that the Plan shall treat all employees of all companies which are members of a controlled group of corporations (as defined in Section 414(b) of the Code), all employees of all trades or businesses (whether or not incorporated) which are under common control (as defined in Section 414(c) of the Code), all employees of an affiliated service group (as defined in Section 414(m) of the Code) and all employees of any other entity required to be aggregated (pursuant to Section 414(o) of the Code) as employed by a single employer.

16.4 The terms "Company" and "Committee" as used in this Plan, pertaining to administration, refer only to the Company and the Committee appointed by the Board of Directors of the Company. Unless the Company otherwise so states in its instructions to the

Trustee, the Committee's directive to the Trustee shall apply to the entire Trust Fund, without distinction as to the portion thereof contributed by any one participating company.

16.5 The Board of Directors of the Company shall be vested with the sole power to amend this Plan and Trust in any manner, except as provided in Section 16.6 and 16.7, by an instrument in writing delivered to the Trustee, the Committee and each participating company, which amendment shall be binding on all participating companies, provided, however, that no such amendment shall bind any participating company which shall, upon ninety (90) days after its receipt of notice of such amendment from the Company, have given notice pursuant to
Section 16.6 or 16.7 of its transfer of participation or termination of the Plan.

16.6 With the consent of the Board of the Company, the board of directors of any other participating company shall have the right to amend the Plan and Trust in any manner which affects the Plan and Trust only as to the participating company and in no way affects the Plan and Trust as to any other participating company.

16.7 By instrument in writing, duly executed and delivered to the Trustee, the Committee and the Company (if such terminating company shall not be the Company), the board of directors of any participating company shall have the right, without the necessity of obtaining the consent of the Board of Directors of the Company, to amend the Plan and Trust in such a way as to withdraw its participation in the Plan and Trust. In such event, said company (hereinafter referred to as the "Other Employer") shall forthwith cease to be a party to this Plan and Trust, except that, in respect of the share of the assets allocable to its employees, such Other Employer shall direct the Trustee to either (a) hold such assets aside for the exclusive benefit of its Participants (subject to the approval of the Company); or (b) deliver such assets to the Trustee(s) to be selected by such Other Employer; or (c) distribute such assets to its Participants in a manner provided herein.

16.8 Where an Employee is continuously employed by more than one company within the company's controlled group, either simultaneously, or within the same Plan Year, each participating company shall be responsible for that portion of such Employee's benefit as is determined by applying the ratio, which the contribution made by each participating company bears to the aggregate Compensation paid by said company to its Participants, to the Compensation paid by said company to the said Employee in said Plan Year. If the Employee is not so continuously employed, then only his last employer shall be responsible for his benefit, based only on the compensation paid by said employer and the contribution made by said employer. For purposes of the preceding sentence, if an Employee's employment is terminated by a participating company, then, even should he immediately become employed by another participating company, he shall not be deemed to have been continuously employed.

16.9 Any termination of the Plan or discontinuance of contributions by any one participating company shall operate only as to the Participants employed by that participating company.

                                   ARTICLE 17

                              TOP HEAVY PROVISIONS

17.1 For purposes of applying the provisions of this Article 17:

      (a) "Key Employee" shall mean, as of any Determination Date, any employee who is a "key employee", as defined under Section 416 of the Code, and regulations promulgated thereunder.

      (b) "Non-Key Employee" is an employee who does not meet the definition of Key Employee.

      (c) "Compensation" shall mean the first $200,000 (or, beginning January 1, 1988, such larger amount as the Commissioner of Internal Revenue may prescribe) of compensation.

      (d) "Required Aggregation Group" means:

            (1) each qualified plan of the Company (whether or not terminated) in which at least one (1) Key Employee participates; and

            (2) any other qualified plan of the Company which enables a plan described in (1) to meet the requirements of Code Section 401(a) (4) or Code
Section 410.

      (e) "Permissive Aggregation Group" is the Required Aggregation Group plus any other qualified plans maintained by the Company, but only if such group would satisfy in the aggregate the requirements of Code Section 401(a) (4) and Code Section 410. The

Committee shall determine which plan to take into account in determining the Permissive Aggregate Group.

      (f) "Determination Date" for any Plan Year is the Valuation Date of the preceding Plan Year or, in the case of the first Plan Year of the Plan, the Valuation Date of that Plan Year.

17.2 If the Plan is "top heavy" (as hereinafter defined) in any Plan Year beginning after December 31, 1983, the Company shall make a minimum contribution of three percent (3%) of compensation for each Non-Key Employee who is a Participant on the Valuation Date of the Plan Year, without regard to the number of hours completed during the Plan Year. The Plan shall satisfy these conditions for the Non-Key Employee if the Non-Key Employee's contribution rate is at least equal to the minimum contribution. For purposes of this paragraph, a Non-Key Employee Participant includes any employee otherwise eligible to participate in the Plan but who is not a Participant because his compensation does not exceed a specified level.

      If the contribution rate for the Key Employee with the highest contribution rate is less than three percent (3%), the minimum contribution for Non-Key Employees shall equal the highest contribution rate received by a Key Employee. The contribution rate is the sum of Company contributions (including Company contributions resulting from a salary reduction election by an employee, but not including Company contributions to Social Security) and forfeitures allocated to the Participant's Account for the Plan Year divided by his compensation for the Plan Year. To determine the contribution rate, the Committee shall consider all qualified defined contribution plans maintained by the Company, and included in a required aggregation group, as a single plan. [Notwithstanding the preceding provisions of this Section 17.2, if a defined benefit plan maintained by the Company which benefits a Key Employee depends on this Plan to satisfy the anti-discrimination rules of Code Section 401(a)(4) or the coverage rules of Code Section 410 (or another plan benefiting the Key Employee so depends on such defined benefit plan), the minimum contribution of a Non-Key Employee shall be three percent (3%) of his compensation regardless of the contribution rate for the Key Employee.]

17.3 If the contribution rate for the Plan Year with respect to a Non-Key Employee described in Section 17.2 is less than the minimum contribution, the Company will increase its contribution for such Employee to the extent necessary so his contribution rate for the Plan Year will equal the minimum contribution. The Committee shall allocate the additional contribution to the Account of the Non-Key Employee for whom the Company makes the contribution.

17.4 The Plan will be top heavy for a Plan Year if the top heavy ratio as of the Determination Date exceeds sixty percent (60%). The top heavy ratio is a fraction, the numerator of which is the sum of the present value of the accounts and voluntary contribution accounts of all Key Employees as of the Determination Date, the contributions due as of the Determination Date, and distributions made within the five (5) year period ending on the Determination Date (except that there shall be excluded from the calculation the value of the account of and distributions to any individual who has not performed services for the Company at any time during the five-year period ending on the Determination Date), and the denominator of which is a similar sum determined for all employees. The Committee shall calculate the top heavy ratio without regard to any Non-Key Employee who was formerly a Key Employee. The Committee shall calculate the top heavy ratio, including the extent to which it must take into account distributions, rollovers and transfers, in accordance with Code Section 416 and the regulations thereunder.

      If the Company maintains other plans qualified under the Code, this Plan is top heavy only if it is part of the Required Aggregation Group, and the top heavy ratio for both the Required Aggregation Group and Permissive Aggregation Group exceeds sixty percent (60%). The Committee will calculate the top heavy ratio in the same manner as required by the first paragraph of this Section, taking into account all plans within the aggregation group. The Committee shall calculate the present value of the accrued benefits and the other amounts the Committee must take into account, under defined benefit plans or simplified employee pension plans included within the group in accordance with the terms of those plans, Code Section 416 and the regulations under that section. The Committee shall calculate the top heavy ratio with reference to the Determination Dates that fall within the same calendar year.

17.5 For any Plan Year in which the Plan is a top-heavy plan, Section 6.3 shall be read by substituting the number "1.00" for the number "1.25" wherever it appears therein, except such substitution shall not have the effect of reducing any benefit accrued under a defined benefit plan prior to the first day of the Plan Year in which this provision becomes applicable.

                                   ARTICLE 18

                                  MISCELLANEOUS

18.1 (a) This Plan is created for the exclusive benefit of Employees and shall be interpreted in the manner consistent with its status as a qualified Plan, as defined in Section 401(a) of the Code, or under any statute of similar import.

      (b) All discretionary acts taken under any provisions of the Plan by the Company, an Employer or the Committee shall be uniform in their nature, and applicable to all persons similarly situated.

18.2 (a) Under no circumstances shall any contributions made under the Plan be used other than for the benefit of Participants hereunder, and except as otherwise provided specifically in the Plan, the Fund shall not revert to the Company.

      (b) If a contribution by Company is expressly conditioned on the initial qualification of the Plan under Section 401 of the Code, and if the Plan does not initially qualify, then paragraph (a) above shall not prohibit the return to the Company at the direction of the Committee of such contribution within one
(1) year after the date of denial of qualification of the Plan.

      (c) If a contribution by Company is expressly conditioned upon the deductibility of the contribution under Section 404 of the Code, then, to the extent the deduction is disallowed, paragraph (a) above shall not prohibit the return to the Company of such contribution (to the extent disallowed) within one
(1) year after
the disallowance of its deduction.

      (d) In the case of a contribution that is made by the Company by a mistake of fact, paragraph (a) above shall not prohibit the return to the Company, at the direction of the Committee, of such contribution within one (1) year after the payment of the contribution.

18.3 In case it becomes impossible for the Company, the Trustee or the Committee to perform any act under this Plan, that act shall be performed which in the judgement of the Committee will most nearly carry out the intent and purposes of this Plan. All parties to and all persons having any interest in this Plan or in any way interested herein shall be bound by acts performed under such conditions.

18.4 All persons claiming any interest whatsoever hereunder agree to perform any and all acts and execute any and all documents and papers which may be necessary for the carrying out of this Plan or any of its provisions.

18.5 The Plan shall be binding upon the heirs, executors, administrators, successors and assigns of any and all parties hereto or interested herein, present and future.

18.6 No Participant shall have the right to alienate or assign benefits provided under this Plan. If any Participant shall at-tempt to alienate or assign his benefits or should anyone attempt to subject his benefits to attachment, execution, garnishment or other legal or equitable process, the Committee shall direct the Trustee to take the necessary steps so that such benefits shall not be available to the Participant, but shall be used by the Trustee for the benefit of the Participant or paid to members of the Participant's family, as the Committee deems necessary for his or their maintenance, support, comfort, education, medical care, emergency and general welfare.

       Notwithstanding the foregoing provisions of this section, the prohibitions against assignment and alienation contained herein shall not apply with respect to qualified domestic relations order, as defined in the Code, and the Committee shall direct payment of benefits to an alternate payee in accordance with applicable requirements of such an order.

18.7 The Committee shall make a reasonable effort to locate all persons entitled to benefits under the Plan. Should the Committee be unable to locate any Participant entitled to benefits, such benefits will remain in the Trust and shall be payable to such Participant at any future date that such Participant is located by the Committee. Before the Committee can deem that a Participant cannot be located, the Committee shall send a certified letter to such Participant at his last known address advising him that benefit payments shall be suspended unless the Participant responds to such certified letter.

18.8 Should this Plan be merged or consolidated with any other plan, or should its assets or liabilities be transferred to any other plan, then each Participant's accrued and vested benefit immediately after such merger or consolidation or transfer must be equal to or greater than each Participant's accrued and vested benefit immediately prior to the merger or consolidation or transfer, assuming, in order to compute the benefits, that this Plan was terminated prior to the merger, consolidation or transfer and that the surviving plan is terminated subsequent to the merger, consolidation or merger.

18.9 (a) If a claim for benefits of a Participant or Beneficiary (hereinafter referred to as "Claimant") is denied either partially or totally, the Committee shall advise the Claimant, in writing within 90 days, of the computation of his benefit, if any, and the specific reasons therefor. The Committee shall also furnish in writing to the Claimant at that time:

            (i) A specific reference to pertinent Plan provisions.

            (ii) An explanation of any additional material or information necessary for the Claimant to perfect his claim, if possible, and an explanation of why such material or information is needed.

            (iii) An explanation of the Plan's claim review procedure.

            If special circumstances require an extension of the aforesaid 90 day period, written notice thereof, not to exceed another 90 days, shall be given to the Claimant before the expiration of the first 90 day period.

      (b) Within sixty (60) days after receipt of the information stated in (a) above, the Claimant shall, if he desires further review, file a written request for consideration with the Committee.

      (c) So long as the Claimant's request for review is pending (including the sixty (60) day period in (b) above), the Claimant or his duly authorized representative may review pertinent plan documents and may submit issues and comments in writing to the Committee.

      (d) A final and binding decision shall be made by the Committee within sixty (60) days of the filing by the Claimant of his request for consideration, provided, however, that if the Committee, in its discretion, determines that special circumstances require an extension of the aforesaid 60 day period, said period may be extended by a period not exceeding an additional sixty (60) days, and written notice thereof shall be given to the Claimant prior to the commencement of said extension period.

      (e) The Committee's decision shall be conveyed to the Claimant in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the Claimant, with specific references to the pertinent provisions on which the decision is based.

      (f) This section shall always be construed so as to comply with applicable governmental regulation.

18.10 This Plan shall not be construed as creating or changing any contract of employment between the Company and its employees, whether participants hereunder or not; and the Company retains the right to deal with employees, and to terminate their respective employments at any time, to the same extent as though this Plan had not been created.

18.11 The headings and sub-headings in this Plan are inserted for the convenience of reference only, and are to be ignored in any construction and the provisions thereof.

18.12 In case any provisions of this Plan shall be held illegal or void, such illegality or invalidity shall not affect the remaining provisions of this Plan, but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provisions had never been inserted herein.

            IN WITNESS WHEREOF, the Company has caused these presents to be executed by its duly authorized officers, and its Corporate seal to be affixed hereto on this l3th day of February, 1991.

                                         OMNICOM GROUP INC.


                                         By /s/ Bruce Crawford
                                            ------------------------------------

Attest:


/s/ Raymond E. McGovern
-----------------------------------------
             Secretary

                                    AMENDMENT

                                       TO

                 OMNICOM GROUP PROFIT-SHARING RETIREMENT PLAN

            WHEREAS, The OMNICOM GROUP PROFIT-SHARING RETIREMENT PLAN (the "Plan" herein) became effective as of January 1, 1988; and

            WHEREAS, Article 2, Section 2.1(f) of the Plan identifies Omnicom Group Inc. as the "Company" for purposes of Article 14 of the Plan; and

            WHEREAS, Article 14, Section 14.1 states, in part:

            "The Company shall have the right to amend this Plan in any and all respects at any time . . ."

and Article 14, Section 14.2 of the Plan states, in part:

            "Any such amendment shall be by resolution of the Board of Directors of the Company . . ."; and

            WHEREAS, The Board of Directors of the Company have taken steps to amend the Plan in the manner and to the extent hereinafter set forth.

            NOW, THEREFORE, effective as of January 1, 1991, the Plan is amended as follows:

      First. The title of Article 7 is amended to read:

                      "RETIREMENT AND IN-SERVICE BENEFITS"

      Second. Sections 7.2, 7.3 and 7.4 are redesignated, serially, as 7.3, 7.4 and 7.5.

      Third: A new Section 7.2 is added to read as follows:

                  "Any Participant over the age of fifty-nine and one-half (59 1/2) years who has attained his or her Retirement Age shall be entitled to receive a benefit of any amount up to the value of his vested interest in his account. For purposes of this section, a Participant's vested interest shall be computed as of the valuation date coincident with or next following the receipt by the Committee, in writing, of an election under this Section. Any person eligible to make an election under this section may do so no more than once in each year.

      Fourth. Section 11.1(a) is amended by the addition of a second sentence to read as follows:

                  "In-service benefits payable under Section 7.2 hereof shall commence as soon as administratively feasible.

            IN WITNESS WHEREOF, OMNICOM GROUP INC. has caused this Amendment to be executed and its corporate seal to be hereunto affixed and attested to by its officers thereunto duly authorized this 9th day of September, 1991.

                                         OMNICOM GROUP INC.


                                         By: /s/ Bruce Crawford
                                             -----------------------------------

Attest:


/s/ Raymond E. McGovern
---------------------------
        Secretary

                                    AMENDMENT

                                       TO

                 OMNICOM GROUP PROFIT-SHARING RETIREMENT PLAN


            WHEREAS, The OMNICOM GROUP PROFIT SHARING RETIREMENT PLAN (the "Plan" herein) became effective as of January 1, 1988; and

            WHEREAS, Article 2, Section 2.1(f) of the Plan identifies Omnicom Group Inc. as the "Company" for purposes of Article 14 of the Plan; and

            WHEREAS, Article 14, Section 14.1 states, in part:

            "The Company shall have the right to amend this Plan in any and all respects at any time . . ."

and Article 14, Section 14.2 of the Plan states, in part:

            "Any such amendment shall be by resolution of the Board of Directors of the Company . . ."; and

            WHEREAS, The Board of Directors of the Company have taken steps to amend the Plan in the manner and to the extent hereinafter set forth.

            NOW, THEREFORE, effective as of January 1, 1990, the Plan is amended as follows:

            First. Section 2.1 (bb) is amended by the addition of the following sentence at the end thereof:

                  "The profit-sharing plans qualified under Section 401 et seq of the Code on September 1, 1986 were: Doyle Dane Bernbach Profit Sharing Plan, BBDO Worldwide Inc. & Subsidiaries Profit Sharing Plan, BBDO Health & Medical Communications Inc. & Subsidiaries Profit Sharing Plan, Bernard Hodes Advertising Inc. Profit Sharing Plan, Blair Advertising, Inc. Profit Sharing Plan, Direct Response Group, Inc. Profit Sharing Plan, GM DuBois Corporation Profit Sharing Plan, KPR Profit Sharing Trust, Marcoa Direct Advertising, Inc. Employees' Profit Sharing Plan and Trust, Needham Harper Worldwide, Inc. Profit Sharing Retirement Trust, Tracy-Locke, Inc. Employee Stock Ownership Trust."

            Second. Section 2.1 is amended by the addition of the following paragraph (dd) to read as follows:

                  "(dd) Highly-Compensated Employee - An Employee described in
                  Section 414(q) of the Code."

            Third. Section 2.1 (g) is amended by the insertion of the following immediately before the last sentence of the Section:

                  "In applying this limitation, the family group of a Highly Compensated Employee who is a participant who is subject to the Family Member aggregation rules of Code Section 414(q)(6) because such Participant is either a 'five-percent owner' of the Company or one of the ten Highly Compensated Employees paid the greatest compensation during the year, shall be treated as a single participant, except that for this purpose Family Members shall include only the affected participant's spouse and any lineal descendants who have not attained age nineteen before the close of the year. If, as a result of the application of such rules the adjusted $200,000 limitation is exceeded, then the limitation shall be pro-rated among the affected Family Members in proportion to each such Family Member's

                  Compensation prior to the application of this limitation. As used herein, Family Member means, with respect to an affected Participant, such Participant's spouse, such Participant's lineal descendants and ascendants and their spouses, all as described in Section 414(q)(6)(B) of the Code.

            Fourth. Section 3.1(a) is amended by deleting the second parenthetical phrase therein and substituting the following:

                  "(commencing with the first Plan Year which includes the anniversary of the date on which the Employee first performed an Hour of Service),"

            Fifth. Section 3.1 (c) (i) is amended by adding the following at the end thereof:

                  "An Employee who is credited with the required Hours of Service in both the initial computation period (or the computation period beginning after a 1-Year Break in Service) and the Plan Year which includes the anniversary of the date on which the Employee first performed an Hour of Service, shall be credited with two (2) Years of Service for purposes of eligibility to participate."

            Sixth. The fourth sentence of Section 9.2 is amended by striking the number "18" and substituting the number "17."

            Seventh. Section 10.1 is amended by adding the following paragraph after the first paragraph of the Section

                  "In the event that a participant has made an irrevocable election to receive any distribution to which he is entitled in the form of an annuity, in accordance with Article 11, application to the Com-mittee for any such loan shall contain a consent to the making of such loan to the Participant, signed by such Participant's spouse, if any."

            Eighth. Section 11.1 is amended by amending the last paragraph thereof to read in its entirety as follows:

                  "All distributions under this Article 11 shall be at least equal to or greater than the required minimum distributions under the Code, including the minimum distribution incidental benefit requirements of Section l.401(a)(9)-2 of the proposed Treasury Department regulations, or any regulations successor thereto."

            IN WITNESS WHEREOF, OMNICOM GROUP INC. has caused this Amendment to be executed and its corporate seal to be hereunto affixed and attested to by its officers thereunto duly authorized this 7th day of December, 1992.

                                         OMNICOM GROUP INC.


                                         By /s/ Bruce Crawford
                                            ------------------------------------

Attest:


/s/ Raymond E. McGovern
-----------------------------------------
            Secretary

                                    AMENDMENT

                                       TO

                 OMNICOM GROUP PROFIT-SHARING RETIREMENT PLAN

            WHEREAS, The OMNICOM GROUP PROFIT-SHARING RETIREMENT PLAN (the "Plan" herein) became effective as of January 1, 1988; and

            WHEREAS, Article 2, Section 2.1(f) of the Plan identifies Omnicom Group Inc. as the "Company" for purposes of Article 14 of the Plan; and

            WHEREAS, Article 14, Section 14.1 states, in part:

            "The Company shall have the right to amend this Plan in any and all respects at any time . . .

and Article 14, Section 14.2 of the Plan states, in part:

            "Any such amendment shall be by resolution of the Board of Directors of the Company . . ."; and

            WHEREAS, The Board of Directors of the Company has taken steps to amend the Plan in the manner and to the extent hereinafter set forth.

            NOW, THEREFORE, effective as of July 1, 1993, the Plan is amended as follows:

            First. Article 13, Section 13.5 is amended by deleting the last sentence thereof and substituting the following:

            "Each Participant having any portion of his or her account held in Fund IV as of the date fixed of record for any vote of shareholders, shall have the right to direct the Trustee as to the manner in which shares of the common stock of the Company allocated to his account as of such record date are to be voted on each matter brought before an annual or special shareholders' meeting. Before each such meeting, the Trustee shall furnish to each Participant a copy of the proxy solicitation material, together with a form requesting direction on how such shares of the common stock of the Company allocated to such Participant's account shall be voted on each such matter. Upon timely receipt of such direction, the Trustee shall on each such matter vote as directed the number of shares of the common stock of the Company allocated to such Participant's account, and the Trustee shall have no discretion in such matter. The directions received by the Trustee from the Participant shall be held by the Trustee in confidence and shall not be divulged or released to any person, including officers or employees of the Company. A Trustee shall vote shares for which it has not received direction and any unallocated shares of the common stock of the Company held in Fund IV in the same proportion as directed shares are voted, and shall have no discretion in such matter."

            IN WITNESS WHEREOF, OMNICOM GROUP INC. has caused this Amendment to be executed and its corporate seal to be hereunto affixed and attested to by its officers thereunto duly authorized this 14th day of October, 1993.

                                         OMNICOM GROUP INC.


                                         By /s/ Bruce Crawford
                                            ------------------------------------

Attest:


/s/ Raymond E. McGovern
-----------------------------------------
            Secretary

                                    AMENDMENT

                                       TO

                 OMNICOM GROUP PROFIT-SHARING RETIREMENT PLAN

            WHEREAS, the OMNICOM GROUP PROFIT-SHARING RETIREMENT PLAN (the "Plan" herein) became effective as of January 1, 1988; and

            WHEREAS, Article 2, Section 2.1(f) of the Plan identifies Oimnicom Group Inc. as the "Company" for purposes of Article 14 of the Plan; and

            WHEREAS, Article 14, Section 14.1 states, in part:

            "The Company shall have the right to amend this Plan in any and all respects at any time . . ."

and Article 14, Section 14.2 of the Plan states, in part:

            "Any such amendment shall be by resolution of the Board of Directors of the Company . . ."; and

            WHEREAS, the Board of Directors of the Company has resolved:

            ". . . pursuant to the provisions of Article 14.2 of the Plan, the Board delegated to the Committee the power to amend the Plan to conform to legislative changes, clarify ambiguities and facilitate the operation of the Plan provided any such amendment does not increase the corporation's commitments or level of contributions under the Plan, subject to the condition that any such amendment by the Committee must first be approved in writing by the Chief Financial Officer of the Corporation as being within the scope of the Committee's authority."

and

            WHEREAS, the Chief Financial Officer of the Corporation has approved the steps taken to amend the Plan in the manner and to the extent hereinafter set forth.

            NOW, THEREFORE, effective as of December 1, 1994, or as otherwise required by law or regulation, the Plan is amended as follows:

            FIRST. Section 1.4 of Article 1 is amended to read in its entirety as follows:

            "1.4 Effective Date. This Plan became effective on January
            1, 1988."

            SECOND. paragraph (g) of Section 2.1 of Article 2 is amended by the substitution of "$150,000" for "$200,000" where the latter sum appears therein.

            THIRD. Paragraph (r) of Section 2.1 of Article 2 is amended in its entirety to read as follows:

            "(r) Participant - An Employee who is eligible to be and becomes covered under this Plan as provided in Article 3 hereof or any person for whom an account is maintained under this Plan, including a former Employee or Beneficiary whose benefits hereunder have not been fully distributed."

            FOURTH. Article 3, Section 3.1, is amended by the deletion therefrom of paragraph (e).

            FIFTH. Section 3.1(b) of Article 3 is amended in its entirety to read as follows:

            "(b) An Employee of a participating company, who has satisfied the eligibility requirements of paragraph (a) above, shall become a Parti-cipant on the first Entry Date subsequent to the satisfaction of those requirements."

            SIXTH. Article 3 is amended by the deletion therefrom of Section
3.5.

            SEVENTH. The first sentence of Paragraph (a) of Section 5.4 of
Article 5 is amended in its entirety to read as follows:

            "Notwithstanding anything to the contrary contained in this Plan, the Committee may, in its discretion, direct the Trustee to accept from any Employee an amount which constitutes an eligible rollover distribution, as defined in Section 11.6, or a rollover contribution pursuant to
            Section 408(d)(3) of the Code.

            EIGHTH. Article 6, Section 6.3, second paragraph, fourteenth line, is amended by insertion of the word "benefit" following the word "defined."

            NINTH. Article 7, Section 7.2, is amended by substituting the word "the" for the word "his" in the third line.

            TENTH. Article 7, Section 7.3, is amended to read in its entirety as follows:

            "7.3 A Participant who retires at his Retirement Date shall be entitled to receive the balance in his account determined as of the Valuation Date coincident with or immediately following the receipt by the Committee of an election to receive a distribution pursuant to Article 11 below."

            ELEVENTH. Article 8, Section 8.1, is amended by insertion of the words "the receipt by the Committee of" following the word "following" in the fifth line.

            TWELFTH. Article 9, Section 9.2, first paragraph, is amended to read in its entirety as follows:

            "9.2 The vested interest of a Participant, whose employment with the Company terminates, other than by death, disability or retirement, shall be a percentage of the balance in his account valued on the Valuation Date coincident with or immediately following his termination date, in accordance with the following schedule:

            Years of Credited Service                          Percentage
            -------------------------                          ----------

            Less than 3 years                                      0%
            3 years but less than 4 years                         20%
            4 years but less than 5 years                         40%
            5 years but less than 6 years                         60%
            6 years but less than 7 years                         80%
            7 years or more                                      100%

            Any portion of a terminating Participant's Account to which the Participant is not entitled shall be forfeited."

            THIRTEENTH. Paragraph (b) of Section 9.5 of Article 9 is amended by substituting the word "be" for the word "me" in the second line.

            FOURTEENTH. Article 11, Sections 11.1, 11.2 and 11.3 are amended to read in their entirety as follows:

            "11.1 The Committee shall, upon the occurrence of an event requiring payment of a benefit hereunder, direct the Trustee to make a payment to the Participant of such benefit not later than the sixtieth day after the close of the Plan Year in which shall occur the latest of the following: (i) attainment by the Participant of his Normal Retirement Age, (ii) the tenth anniversary of the entry of the Participant into the Plan or (iii) the event requiring payment.

            Notwithstanding the foregoing, and subject to the next succeeding paragraph, a Participant may elect to defer distributions hereunder until & date not beyond April 1 of the calendar year following the year in which he attains age seventy and one-half years (70 1/2) years. Prior to the complete distribution of his Account, it shall be invested as he (or, in the event of his death, his Beneficiary) shall direct in accordance with Section 13.4 below, except that any amount to be distributed, whether or not deferred, shall cease to be invested for a period not to exceed 180 days, prior to the date that such distribution is made. The amount due to a Participant who elects to defer distribution shall vary according to the investment experience of the Fund. If at the time of death, retirement or termination, the Participant (or his Beneficiary) fails to give investment direction, then his Account shall remain in the Fund or Funds in which it was invested at the time of the event giving rise to the distribution.

            11.2 Subject to Section 11.3, the Participant's benefit shall be distributed by the Trustee, in one of the following ways, as the Participant (or his Beneficiary) may elect or, failing such election, in a lump sum cash payment:

                  (1) Lump sum cash payment.

                  (2) Payment of a number of periodic installments, or installments over a period of years not to exceed ten, or, with respect to any benefit payable under
                  Article 7, any payment which equals or exceeds the required distribution amount computed in accordance with the provisions of Code Section 401(a)(9) or any successor statute.

                  (3) Arrangement of a rollover life annuity or, if the Participant is married, of a rollover joint and survivor annuity (unless the spouse consents to another form of annuity), which shall provide an annuity for the life of the Participant and a survivor annuity for the life of his spouse which is not less than 50% nor more than 100% of the amount of the annuity which is payable during the joint lives of the Participant and his spouse, and which is the amount of benefit which can be purchased with the participant's vested Account balance.

                  (4) Upon the death of a Participant after payments have commenced hereunder, but while an amount yet remains due, the remaining payments shall be distributed as least as rapidly as under the method of distribution being used as of the date of death.

                  (5) Upon the death of a Participant before payments have commenced hereunder, the Participant's interest shall be distributed within five years after the Participant's death, except that, if (i) any portion of the Participant's interest is payable to or for the benefit of a surviving spouse, then such portion may be distributed over a period not to extend beyond the life expectancy of such surviving spouse or (ii) if any portion of the Participant's interest is payable to or for the benefit of a designated beneficiary other than a surviving spouse, such portion may be distributed over a period not to exceed ten years or the life expectancy of such beneficiary, whichever is shorter. In such circumstances, distributions must begin not later than one year after the date of death unless the designated beneficiary is the Participant's surviving spouse, and in that event, distributions must begin not later than the date the Participant would have attained age seventy and one-half.

                  11.3 A distribution having a value of $3,500 or less may, at the discretion of the Committee, be paid in a lump sum."

            FIFTEENTH. Article 11 is amended by the addition of new
Section 11.6 as follows:

                  "11.6 (a) This Section applies to distributions made on or after January 1, 1993. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee's election under this Article, a distributee may elect, at the time and in the manner prescribed by the Committee, to have any portion of an 'eligible rollover distribution' paid directly to an 'eligible retirement plan' specified by the distributee in a 'direct rollover.'"

                  (b) For purposes of this Section the following definitions shall apply:

                        (1) An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Section 401(a) (9) of the Code; and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

                        (2) An eligible retirement plan is an
                        individual retirement account described in
                        Section 408(a) of the Code, an annuity plan described in Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code, that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

                        (3) A distributee includes an Employee or former Employee. In addition, the Employee's or former Employee's surviving spouse and the Employee's or former Employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, are distributees with regard to the interest of the spouse or former spouse.

                        (4) A direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee."

            SIXTEENTH. The first sentence of Article 16.3 is amended by deleting from the fifth line thereof the phrase "or for any other purpose, other than benefit accrual, under this Plan" and substituting "for vesting purposes".

            SEVENTEENTH. Article 17, Section 17.1 is amended by the deletion therefrom of Paragraph (c) and subsequent Paragraphs (d), (e) and (f) are redesignated as (c), (d) and (e) respectively.

            EIGHTEENTH. The second paragraph of Section 18.6 of
Article 18 is amended by the addition of the following sentence at the end of the paragraph:

            "Further, a distribution to an alternate payee shall be permitted if such distribution is authorized by a qualified domestic relations order, notwithstanding that the affected Participant may not have separated from service or reached the 'earliest retirement age' as defined in Section 414(p) of the Code."

            IN WITNESS WHEREOF, OMNICOM GROUP INC. has caused this Amendment to be executed and its corporate seal to be hereunto affixed and attested to by its officers thereunto duly authorized this 1st day of December, 1994.

                                         OMNICOM GROUP INC.


                                         By /s/ Bruce Crawford
                                            ------------------------------------

Attest:


/s/ Barry J. Wagner
----------------------------------
          Secretary